UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  May 28, 2010

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 1, 2010, Peace Garden Wind Funding, LLC (Peace Garden Wind Funding), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources) borrowed $78 million under a variable rate term loan agreement, for the same amount, entered into on May 28, 2010.  NextEra Energy Resources is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy).  Interest on the loan is based on the three-month London InterBank Offered Rate plus a specified margin.  Principal and interest on the loan are payable quarterly and the loan matures no later than February 28, 2015.  The loan is secured by a pledge of Peace Garden Wind Funding's Class A membership interests in Peace Garden Wind, LLC (Peace Garden Wind), an indirect wholly-owned subsidiary of NextEra Energy Resources, with ownership interests in two wind generation facilities with generating capability totaling approximately 170 megawatts located in North Dakota.  The proceeds from the loan were used to reimburse, in part, capital contributions made by NextEra Energy Resources for the development and construction of the wind generation facilities.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loan agreement and related documents, actions by Peace Garden Wind Funding, Peace Garden Wind, or by other parties under specified agreements relating to the generating facilities or the term loan agreement, the termination of such specified agreements, and certain events in bankruptcy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  June 4, 2010

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer